Exhibit 99.1

Ecovyst Reports First Quarter 2024 Results

MALVERN, PA, May 2, 2024 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of advanced materials, specialty catalysts and services, today reported results for the first quarter ended March 31, 2024.

First Quarter 2024 Results & Highlights
▪Sales of $160.5 million, compared to $160.9 million in the first quarter of 2023, reflecting higher sales volume in virgin sulfuric acid and regeneration services, offset by lower sales of advanced silicas and lower average selling prices in Ecoservices as a result of the pass-through of lower costs, including the lower sulfur costs of approximately $5 million.
▪Net income of $1.2 million, compared to a net loss of $1.5 million in the year-ago quarter, with a net income margin of 0.7% and diluted net income per share of $0.01.
▪Adjusted Net Income of $5.1 million with Adjusted Diluted Income per share of $0.04.
▪Adjusted EBITDA of $45.5 million, up 6% compared to the first quarter of 2023, with an Adjusted EBITDA margin of 24.7%.
▪Strong cash generation and earnings growth provided for reduction in the net debt to net income ratio to 10.4x and the net debt leverage ratio to 2.9x at March 31, 2024.

“Ecovyst delivered solid results and year-over-year growth for the first quarter of 2024, reflecting positive demand fundamentals across the majority of our end use exposures. Ecoservices’ Adjusted EBITDA increased 13% compared to the first quarter of 2023, benefiting from higher sales volume for both virgin sulfuric acid and regeneration services. Order timing and residual destocking in Advanced Silicas offset higher sales in the Zeolyst Joint Venture for sustainable fuels applications and custom catalysts, compared to the first quarter of 2023,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “As a result, we delivered first quarter 2024 Adjusted EBITDA of $45.5 million. In addition, cash generation in the first quarter was particularly strong, providing for further reduction in net debt leverage ratio to 2.9x. We expect that favorable cash generation over the balance of the year will provide flexibility for our capital allocation strategy,” Bitting added.

First Quarter 2024 Results
Sales for the quarter ended March 31, 2024 were $160.5 million, compared to $160.9 million in the first quarter of 2023. The change reflects higher sales volume for virgin sulfuric acid and regeneration services within Ecoservices and higher sales of catalysts used in the production of sustainable fuels and sales growth in customized catalyst applications within the Zeolyst Joint Venture. This growth was offset by lower sales volume of advanced silicas used for the production of polyethylene and the pricing pass-through effect on sales of lower sulfur costs of approximately $5 million.
Net income was $1.2 million, compared to a net loss of $1.5 million in the first quarter of 2023, with a diluted net income per share of $0.01. Adjusted Net Income was $5.1 million with an Adjusted Diluted Income per share of $0.04. Adjusted EBITDA was $45.5 million, compared to $42.9 million in the first quarter of 2023, with the increase largely driven by higher sales volume in Ecoservices.

Ecovyst First Quarter 2024 Earnings Release	Page 1

Review of Segment Results and Business Trends
High refinery utilization and favorable refining margins during the first quarter of 2024 continued to support demand for our regeneration services. In addition, sales of virgin sulfuric acid increased compared to the first quarter of 2023, in which sales were adversely impacted by Winter Storm Elliott and extended turnaround activity. In the first quarter of 2024, we also saw increased demand for catalysts used in sustainable fuel production and growth in customized catalyst applications, compared to the first quarter of 2023. For Advanced Silicas, while sales of finished catalysts used to produce polyethylene increased compared to the first quarter of 2023 on improved demand in the U.S. and China, sales of polyethylene catalyst supports decreased, largely due to customer order timing and limited destocking.
Ecoservices
Our regeneration services support the production of alkylate, a high value gasoline component critical for meeting stringent gasoline standards and for producing premium grade gasoline. More stringent gasoline standards and increasing demand for higher-octane premium fuels used in high compression, more fuel-efficient engines have contributed to high utilization rates for our customers’ alkylation units. We expect that refinery utilization will remain high in 2024, supporting demand for our regeneration services. Sulfuric acid is a widely used chemical that plays a key role in the production of a wide array of materials, particularly those supporting green infrastructure. We expect our virgin sulfuric acid sales to continue to benefit from mining activity for metals and minerals that provide conductivity in low carbon technologies, as well as from demand in a wide range of industrial applications. Our catalyst activation services provide for ex-situ sulfiding and pre-activation for hydro-processing catalysts, with expected demand growth in both traditional and sustainable fuel production. We believe sustainability trends will continue to translate into favorable demand for our treatment services business as customers seek the sustainability-focused waste solutions offered by Ecoservices.
First quarter 2024 sales were $141.6 million, compared to $137.8 million in the first quarter of 2023. The increase in sales reflects higher sales volume for virgin sulfuric acid and regeneration services, partially offset by the pass-through of lower sulfur costs of approximately $5 million, as well as natural gas, electricity and other variable costs. First quarter 2024 Adjusted EBITDA was $41.5 million, compared to $36.8 million in the first quarter of 2023. The increase was primarily driven by higher sales volume for virgin sulfuric acid and for regeneration services, compared to the first quarter of 2023.
Advanced Materials & Catalysts
Our Advanced Silicas business supplies critical catalyst components for the production of high-density polyethylene, a high-strength and high-stiffness plastic used in bottles, containers, and molded applications and linear low-density polyethylene used predominately for films. While we continue to expect long-term demand for polyethylene films and packaging to remain positive, during the second half of 2023 we saw evidence of softer global demand and lower operating rates for polyethylene producers, which have continued into the beginning of 2024. Our future expectations for sales of advanced silicas used for the production of polyethylene are based, in part, on the planned expansion of our Advanced Silicas production capability at our Kansas City, KS facility, that is intended to support growth in demand for polyethylene production, backed by long-term customer commitments. We expect the expansion at our Kansas City, KS site to be complete in late 2025. Through the Zeolyst Joint Venture, we also supply specialty catalysts to customers for use in the production of both traditional and sustainable fuels, petrochemicals, and emission control systems for both on-road and non-road diesel engines. Demand for traditional fuels remained positive and demand for sustainable fuels has increased. Additionally, we supply niche-custom catalysts in the refining and petrochemical industries. We continue to expect growth in demand for catalysts used in these applications.
During the first quarter of 2024, Advanced Silicas sales were $18.9 million, compared to $23.1 million in the first quarter of 2023, with the change reflecting lower sales of advanced silicas used for the production of polyethylene associated with customer order timing and limited destocking, compared to the first quarter of 2023. Our proportionate 50% share of first quarter sales for the Zeolyst Joint Venture was $23.5 million, up 6.3%, compared to $22.1 million in the first quarter of 2023. The increase in Zeolyst Joint Venture sales was due to primarily to higher sales of catalysts used in sustainable fuel production and sales growth in customized catalyst applications. First quarter 2024 Adjusted EBITDA for Advanced Materials & Catalysts, which includes our proportionate 50% share of the Zeolyst Joint Venture, was $11.1 million, compared to $13.0 million in the first quarter of 2023, with the change reflecting lower sales for Advanced Silicas, partially offset by higher sales in the Zeolyst Joint Venture.

Ecovyst First Quarter 2024 Earnings Release	Page 2

Cash Flows and Balance Sheet
Cash flows from operating activities was $36.5 million for the three months ended March 31, 2024, compared to $4.1 million for the three months ended March 31, 2023. The increase was primarily driven by the timing of dividends received from the Zeolyst Joint Venture and lower variable employee compensation payments. At March 31, 2024, the Company had cash and cash equivalents of $103.1 million, total gross debt of $875.3 million and availability under the ABL facility of $70.2 million, after giving effect to $4.0 million of outstanding letters of credit and no revolving credit facility borrowings outstanding, for total available liquidity of $173.3 million. The net debt to net income ratio was 10.4x as of March 31, 2024 and the net debt leverage ratio was 2.9x as of March 31, 2024.

2024 Financial Outlook
Full year 2024 guidance is as follows:

▪Sales of $715 million to $755 million
▪Sales of $145 million to $165 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP Sales
▪Adjusted EBITDA1 of $255 million to $275 million
▪Free Cash Flow1 of $85 million to $105 million
▪Capital expenditures of $70 million to $80 million
▪Interest expense of $45 million to $55 million
▪Depreciation & Amortization
•Ecovyst - $85 million to $95 million
•Zeolyst J.V. - $12 million to $14 million
▪Effective tax rate in the mid 20% range

1In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Stock Repurchase Authorization
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450.0 million of the Company’s outstanding common stock over the next four years. To date, repurchases under the program have been funded using cash on hand and cash generated from operations, with repurchases conducted through negotiated transactions with the Company’s equity sponsors, as well as through open market repurchases. Future repurchases may also be conducted through negotiated transactions with an equity sponsor, open market repurchases or other means, including through Rule 10b-18 trading plans or through the use of other techniques such as accelerated share repurchases.
During the first quarter of 2023, in connection with a secondary offering of the Company’s common stock in March 2023, the Company repurchased 3,000,000 shares of its common stock sold in the offering from the underwriter at a price of $9.95 per share concurrently with the closing of the offering, for a total of $29.9 million. The Company did not repurchase any shares of its common stock during the first quarter of 2024.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion. As of March 31, 2024, $234.6 million was available for share repurchases under the program.

Ecovyst First Quarter 2024 Earnings Release	Page 3

Conference Call and Webcast Details
On Thursday, May 2, 2024, Ecovyst management will review the first quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 343-5419 (domestic) or
1 (203) 518-9731 (international) and use the participant code ECVTQ124.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of advanced materials, specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products and services contribute to improving the sustainability of the environment.
We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides high quality and high strength virgin sulfuric acid for industrial and mining applications. Ecoservices also provides chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry. Advanced Materials & Catalysts provides finished silica catalysts, catalyst supports and functionalized silicas necessary to produce high performing plastics and to enable sustainable chemistry, and through its Zeolyst Joint Venture, innovates and supplies specialty zeolites used in catalysts that support the production of sustainable fuels, remove nitrogen oxides from diesel engine emissions and that are broadly applied in refining and petrochemical process. For more information, see our website at https://www.ecovyst.com.

Ecovyst First Quarter 2024 Earnings Release	Page 4

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Income per share, Free Cash Flow, Adjusted Diluted Income per share, Net Debt to Net Income ratio and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Zeolyst Joint Venture
The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends and our 2024 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including tariffs and trade disputes, currency exchange rates, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst First Quarter 2024 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended March 31,
	2024	2023	% Change

Sales	$160.5	$160.9	(0.2)%
Cost of goods sold	121.3	124.4	(2.5)%
Gross profit	39.2	36.5	7.4%
Selling, general and administrative expenses	21.6	21.1	2.4%
Other operating expense, net	3.7	6.7	(44.8)%
Operating income	13.9	8.7	59.8%
Equity in net (income) from affiliated companies	(2.1)	(0.2)	NM
Interest expense, net	13.4	9.9	35.4%
Other expense (income), net	0.2	(0.4)	150.0%
Income (loss) before income taxes	2.4	(0.6)	500.0%
Provision for income taxes	1.2	0.9	33.3%
Effective tax rate	49.1%	(180.7)%
Net income (loss)	$1.2	$(1.5)	180.0%

Earnings (Loss) per share:
Basic earnings (loss) per share	$0.01	$(0.01)
Diluted earnings (loss) per share	$0.01	$(0.01)

Weighted average shares outstanding:
Basic	116,955,043	122,178,867
Diluted	117,451,149	122,178,867

Ecovyst First Quarter 2024 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$103.1	$88.4
Accounts receivable, net	78.4	81.3
Inventories, net	52.5	45.1
Derivative assets	13.5	13.4
Prepaid and other current assets	21.0	17.8
Total current assets	268.5	246.0
Investments in affiliated companies	413.2	440.2
Property, plant and equipment, net	572.3	576.9
Goodwill	404.3	404.5
Other intangible assets, net	112.9	116.6
Right-of-use lease assets	25.8	24.3
Other long-term assets	33.8	29.4
Total assets	$1,830.8	$1,837.8
LIABILITIES
Current maturities of long-term debt	$9.0	$9.0
Accounts payable	33.5	40.2
Operating lease liabilities—current	8.2	8.2
Accrued liabilities	56.8	61.7
Total current liabilities	107.5	119.1
Long-term debt, excluding current portion	857.2	858.9
Deferred income taxes	117.2	115.8
Operating lease liabilities—noncurrent	17.4	16.0
Other long-term liabilities	20.1	22.5
Total liabilities	1,119.4	1,132.3
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,744,045 on March 31, 2024 and December 31, 2023, respectively; outstanding shares 117,001,446 and 116,116,895 on March 31, 2024 and December 31, 2023, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	1,097.0	1,102.6
Accumulated deficit	(169.6)	(170.9)
Treasury stock, at cost; shares 23,871,400 and 24,627,150 on March 31, 2024 and December 31, 2023, respectively	(218.6)	(226.7)
Accumulated other comprehensive income (loss)	1.2	(0.9)
Total equity	711.4	705.5
Total liabilities and equity	$1,830.8	$1,837.8

Ecovyst First Quarter 2024 Earnings Release	Page 7

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2024	2023
Cash flows from operating activities:	(in millions)
Net income (loss)	$1.2	$(1.5)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18.4	16.7
Amortization	3.5	3.5
Amortization of deferred financing costs and original issue discount	0.5	0.5
Foreign currency exchange loss (gain)	0.2	(0.4)
Deferred income tax provision	0.2	2.8
Net loss on asset disposals	0.6	1.2
Stock compensation	3.7	4.1
Equity in net income from affiliated companies	(2.1)	(0.2)
Dividends received from affiliated companies	28.0	—
Other, net	(4.3)	(4.0)
Working capital changes that provided (used) cash:
Receivables	2.8	8.4
Inventories	(7.1)	(1.3)
Prepaids and other current assets	(3.3)	(9.7)
Accounts payable	(3.9)	(1.9)
Accrued liabilities	(1.9)	(14.1)
Net cash provided by operating activities	36.5	4.1

Cash flows from investing activities:
Purchases of property, plant and equipment	(17.4)	(18.7)
Net cash used in investing activities	(17.4)	(18.7)

Cash flows from financing activities:
Repayments of long-term debt	(2.3)	(2.3)
Repurchases of common shares	—	(29.9)
Tax withholdings on equity award vesting	(1.2)	(0.9)
Repayment of financing obligation	(0.7)	(0.7)
Other, net	—	0.2
Net cash used in financing activities	(4.2)	(33.6)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(1.1)
Net change in cash and cash equivalents	14.7	(49.3)
Cash and cash equivalents at beginning of period	88.4	110.9
Cash and cash equivalents at end of period	$103.1	$61.6

Ecovyst First Quarter 2024 Earnings Release	Page 8

Appendix Table A-1: Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended March 31,
	2024	2023
	(in millions)
Reconciliation of net income (loss) to Adjusted EBITDA
Net income (loss)	$1.2	$(1.5)
Provision for income taxes	1.2	0.9
Interest expense, net	13.4	9.9
Depreciation and amortization	21.9	20.2
EBITDA	37.7	29.5
Joint venture depreciation, amortization and interest(a)	3.3	3.6
Amortization of investment in affiliate step-up(b)	1.6	1.6
Net loss on asset disposals(c)	0.6	1.2
Foreign currency exchange loss (gain)(d)	0.2	(0.7)
LIFO (benefit) expense(e)	(1.1)	1.4
Transaction and other related costs(f)	0.1	1.4
Equity-based compensation	3.7	4.1
Restructuring, integration and business optimization expenses(g)	0.2	1.0
Other(h)	(0.8)	(0.2)
Adjusted EBITDA	$45.5	$42.9

Ecovyst First Quarter 2024 Earnings Release	Page 9

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Advanced Materials & Catalysts segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, effectively reflecting the results as if these inventories were valued using the FIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(h)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst First Quarter 2024 Earnings Release	Page 10

Appendix Table A-2: Reconciliation of Net Income (Loss) and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended March 31,
	2024					2023
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income (loss)	$2.4	$1.2	$1.2	$0.01	$0.01	$(0.6)	$0.9	$(1.5)	$(0.01)	$(0.01)
Amortization of investment in affiliate step-up(b)	1.6	0.4	1.2	0.01	0.01	1.6	0.4	1.2	0.01	0.01
Net loss on asset disposals(c)	0.6	0.1	0.5	—	—	1.2	0.3	0.9	0.01	0.01
Foreign currency exchange loss (gain)(d)	0.2	0.1	0.1	—	—	(0.7)	(0.1)	(0.6)	(0.01)	(0.01)
LIFO (benefit) expense(e)	(1.1)	(0.3)	(0.8)	(0.01)	(0.01)	1.4	0.4	1.0	0.01	0.01
Transaction and other related costs(f)	0.1	—	0.1	—	—	1.4	0.4	1.0	0.01	0.01
Equity-based compensation	3.7	0.5	3.2	0.03	0.03	4.1	(0.1)	4.2	0.03	0.03
Restructuring, integration and business optimization expenses(g)	0.2	0.1	0.1	—	—	1.0	0.1	0.9	0.01	0.01
Other(h)	(0.7)	(0.2)	(0.5)	—	—	(0.2)	0.1	(0.3)	—	—
Adjusted Net Income(1)	$7.0	$1.9	$5.1	$0.04	$0.04	$9.2	$2.4	$6.8	$0.06	$0.06

Weighted average shares outstanding				116,955,043	117,451,149				122,178,867	122,178,867

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

(1)We define Adjusted Net Income as net income adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition.

The adjustments to net income are shown net of applicable tax rates of 24.6% and 25.6% for the three months ended March 31, 2024 and 2023, respectively, except for equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m), and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item.

Ecovyst First Quarter 2024 Earnings Release	Page 11

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended March 31,
	2024	2023	% Change

Sales:
Ecoservices	$141.6	$137.8	2.8%
Advanced Silicas	18.9	23.1	(18.2)%
Total sales	$160.5	$160.9	(0.2)%

Zeolyst Joint Venture sales	$23.5	$22.1	6.3%

Adjusted EBITDA:
Ecoservices	$41.5	$36.8	12.8%
Advanced Materials & Catalysts	11.1	13.0	(14.6)%
Unallocated corporate expenses	(7.1)	(6.9)	(2.9)%
Total Adjusted EBITDA	$45.5	$42.9	6.1%

Adjusted EBITDA Margin:
Ecoservices	29.3%	26.7%
Advanced Materials & Catalysts(1)	26.2%	28.8%
Total Adjusted EBITDA Margin(1)	24.7%	23.4%

(1)Adjusted EBITDA Margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst First Quarter 2024 Earnings Release	Page 12

Appendix Table A-4: Free Cash Flow

	Three months ended March 31,
	2024	2023

Net cash provided by operating activities	$36.5	$4.1
Less:
Purchases of property, plant and equipment(1)	(17.4)	(18.7)
Free Cash Flow(2)	$19.1	$(14.6)

Net cash used in investing activities(3)	$(17.4)	$(18.7)
Net cash used in financing activities	$(4.2)	$(33.6)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations, and is an important financial measure for use in evaluating our financial performance. Our definition of Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Free Cash Flow.

Ecovyst First Quarter 2024 Earnings Release	Page 13

Appendix Table A-5: Net Debt Leverage Ratio

	March 31, 2024		March 31, 2023
	(in millions, except ratios)
Total debt	$875.3		$884.3
Less:
Cash and cash equivalents	103.1		61.6
Net debt	$772.2		$822.7

Trailing twelve months:
Net income	$73.9		$59.9
Adjusted EBITDA(1)	$262.5		$260.5

Net Debt to Net Income ratio	10.4	x	13.7	x
Net Debt Leverage ratio	2.9	x	3.2	x

(1)Refer to Appendix Table A-1: Reconciliation of Net Income (Loss) to Adjusted EBITDA for the reconciliation to the most comparable GAAP financial measure.

Ecovyst First Quarter 2024 Earnings Release	Page 14